UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF
THE SECURITIES EXCHANGE ACT OF 1934

HASHINGSPACE CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Nevada	30-078061
(State of Incorporation or Organization)	(I.R.S. Employer Identification No.)

5700 Oakland Avenue, #200 St. Louis, Missouri	63110
(Address of Principal Executive Offices)	(Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Stock, par value $0.001 per share	None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☐
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.   ☒
Securities Act registration statement file number to which this form relates: Not Applicable.
Securities to be registered pursuant to Section 12(g) of the Act:  Common Stock, par value $0.001 per share.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.	Description of Registrant's Securities to be Registered.

A description of the common stock, $0.001 par value per share (the "Common Stock"), of HashingSpace Corporation, a Nevada corporation (the "Registrant"), to be registered hereunder, is contained in the section entitled "Description of Securities" in the Registrant's Current Report on Form 8-K  filed by the Registrant with the Securities and Exchange Commission on July 10, 2015, and is incorporated herein by reference.

The holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of shareholders and are not entitled to cumulate their votes in the election of directors. Therefore, holders of a majority of the shares of Common Stock voting for the election of directors can elect all of the directors. Holders of the Company's Common Stock representing a majority of the voting power of the Company's capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of stockholders.

In addition, the holders of Common Stock are entitled to receive dividends, if any, as may be declared by the Company's Board of Directors out of legally available funds.  However, the current policy of the Company's Board of Directors is to retain earnings, if any, for operations and growth. In the event of the Company's liquidation or dissolution, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities. Holders of Common Stock have no preemptive or other subscription rights and no right to convert their Common Stock into any other securities.

The rights, preferences and privileges of holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock, which may be designated solely by action of the Company's Board of Directors.

Item 2.	Exhibits.

The following exhibits are filed as a part of this Registration Statement:

EXHIBIT INDEX

Exhibit	Description

2.1
Agreement of Merger and Plan of Reorganization, dated July 10, 2015, by and among HashingSpace Corporation (Nevada), HASH Acquisition Corp. and HashingSpace Corporation (Delaware) (filed as Exhibit 2.1 to the Current Report on Form 8-K filed on July 10, 2015)

3.1	Amended and Restated Articles of Incorporation (filed as Exhibit 3.1 to the Current Report on Form 8-K filed on May 26, 2015)
3.2	Bylaws (as filed as Exhibit 3.2 to the Registration Statement on Form S-1 filed on August 20, 2013)
4.1	Certificate of Designation of Rights and Preferences of Series A Preferred Stock*

*Filed herewith

SIGNATURE
Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.
HASHINGSPACE CORPORATION

Date: July 20, 2015	By: /s/ Timothy M. Roberts
Name: Timothy M. Roberts
Title: Chief Executive Officer, Chairman